SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 0-24380

                           e-automate Corporation
           (Exact name of registrant as specified in its charter)

                             831 East 340 South
                         American Fork, Utah 84003
                              (801) 492 - 1705
            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                  Common Stock, $0.001 par value per share
          (Title of each class of securities covered by this Form)

                                    None
              (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule (provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]            Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(1)(ii)         [ ]            Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(i)          [ ]            Rule 12h-3(b)(2)(ii)         [ ]
Rule 12g-4(a)(2)(ii)         [ ]            Rule 15d-6                   [ ]
                                            Rule 12h-3(b)(1)(i)          [ ]

         Approximate number of holders of record as of the certification or notice date: Two Hundred Eighty Six (286)

         Pursuant to the requirements of the Securities Exchange Act of 1934 e-automate, Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



June 25, 2001			E-AUTOMATE, CORPORATION

                                By: /s/ Greg L. Popp
        			Greg L. Popp
                                Chief Financial Officer